Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Benefit Plans Committee of SUPERVALU INC.
SUPERVALU STAR 401(k) Plan
We consent to the incorporation by reference in the Registration Statement (No. 333-100913) on Form S-8 of SUPERVALU INC., of our reports dated June 15, 2010, with respect to the statements of net assets available for benefits of the SUPERVALU STAR 401(k) Plan as of December 31, 2009 and 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2009, and the supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of the SUPERVALU STAR 401(k) Plan.
/s/ KPMG LLP
Minneapolis, Minnesota
June 15, 2010

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